                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


Behavioral Acquisition Corp.
Decker Acquisition Corp.
Howard Acquisition Corp.
LSS Acquisition Corp.
MOHR Acquisition Corp.
Star Acquisition Corp.
Novations Acquisition Corp.